EXHIBIT 2.2

                            AMENDMENT NO. 1
                        TO THE MERGER AGREEMENT

                     Dated as of September 2, 1997

     Nortek, Inc., a Delaware corporation ("Parent"), NTK Sub, Inc., a Delaware corporation and wholly owned subsidiary of Parent ("Sub") and Ply Gem Industries, Inc., a Delaware corporation (the "Company") hereby agrees as follows:

     1. Reference to Merger Agreement: Definitions. Reference is hereby made to the Agreement and Plan of Merger (including the Schedules and Exhibits thereto, the "Merger Agreement") among Parent, Sub and the Company. Terms defined in the Merger Agreement and not otherwise defined herein are used herein with the meanings so defined.

     2. Amendment to the Merger Agreement. Subject to all the terms and conditions hereof, the Merger Agreement shall, on the date hereof, be amended as follows:

          2.1 Amendment to Section 2.4(c). Section 2.4(c) of the Merger Agreement shall be amended to read in its entirety as follows:

          " (c) At the Effective Time, Article IV of the Certificate of Incorporation of the Company, as in effect immediately prior to the Effective Time, shall be amended to decrease the number of authorized shares of Company Common Stock to an aggregate amount of Three Thousand (3,000) as of the Effective Time, to change the par value of such shares of Company Common Stock to $.01 per share and to eliminate any authorized preferred stock, by operation of this Agreement and by virtue of the Merger without any further action by the stockholders or directors of the Surviving Corporation and, as so amended, such Certificate of Incorporation shall be the Certificate of Incorporation of the Surviving Corporation, until duly amended in accordance with the terms thereof and the DGCL."

          2.2 Amendment to Section 2.4(d). Section 2.4(d) of the Merger Agreement shall be amended to read in its entirety as follows:

          " (d) The By-Laws of Sub as in effect at the Effective Time shall be the bylaws (the "Bylaws") of the Surviving Corporation until thereafter amended as provided by applicable law, the Certificate of Incorporation or the Bylaws."

          2.3 Amendment to Section 3.1(a). Section 3.1(a) of the Merger Agreement shall be amended to read in its entirety as follows:

          " (a) Capital Stock of Sub. Each share of the capital stock of Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and nonassessable share of common stock, par value $.01 per share, of the Surviving Corporation."

          3. Miscellaneous. Except to the extent specifically amended by this Amendment, the Merger Agreement shall remain unmodified, and the Merger Agreement, as amended hereby is confirmed as being in full force and effect.

          IN WITNESS WHEREOF, each of the undersigned has caused this Agreement to be executed and delivered by its duly authorized officer as of the date first above written.


                                             NORTEK, INC.

                                             By: /s/ Richard J. Harris
                                                ----------------------
                                                Title: Vice President


                                             NTK SUB, INC.

                                             By: /s/ Kevin W. Donnelly
                                                ----------------------
                                                Title: Vice President


                                             PLY GEM INDUSTRIES, INC.

                                             By: /s/ Almon C. Hall
                                                --------------------
                                                Title: Vice President